EXHIBIT 99.1
BAY VALLEY FOODS ANNOUNCES PLANS
TO CLOSE LA JUNTA, COLORADO FACILITY
LA JUNTA, CO. – November 16, 2005 – Bay Valley Foods, LLC, a division of TreeHouse Foods, Inc. (NYSE:THS), today announced its intention to close its La Junta, Colorado pickle and relish plant on or about February 3, 2006. The plant, together with an adjacent distribution center, has 153 employees, 39 of whom have been on layoff status since March of this year. The distribution center is planned for closing on June 1, 2006.
Rod Bacon, Senior Vice President – Operations, said, “The plan to close the La Junta plant and distribution center has been difficult because of its impact on employees, families and the community. The La Junta employees have demonstrated exceptional loyalty and dedication. Unfortunately, Bay Valley Foods has experienced a reduction in our pickle business and a significant increase in overhead costs, making it necessary to consolidate our manufacturing network. The La Junta facility is a high-cost plant with the lowest utilization among Bay Valley Foods’ pickle plants. Production at La Junta will be reallocated among our five remaining pickle production facilities.”
Mr. Bacon said the company will in the short-term increase production at La Junta to convert existing raw materials to finished product. Consequently, certain employees currently on layoff will be asked to return to work between now and the planned closing in February. “We anticipate a smooth transition for our customers,” Bacon said.
The La Junta plant first opened in 1940. The plant was acquired in 2002 by Dean Foods. Dean Foods spun-off its Specialty Division on June 27, 2005 and renamed the business Bay Valley Foods, LLC, a division of TreeHouse Foods, Inc. Buyers will be sought for both the 200,000 square-foot plant and distribution center.
TreeHouse Foods, Inc. will incur estimated pre-tax charges to operating income of $13.7 to $14.9 million, or $.27 to $.29 per share, for the closing of the La Junta facilities. $.22 to $.24 per share will be recorded in the fourth fiscal quarter ending December 31, 2005; $.04 per share will be recorded in 2006; and $.01 per share will be recorded in 2007. Included in the estimated pre-tax charges are cash expenditures of approximately $3.5 million. Ongoing annual cost savings from the closing are expected to be approximately $2 million, of which $1.1 million was realized in 2005 and $0.9 million will be realized in 2006.
ABOUT BAY VALLEY FOODS
Bay Valley Foods is a division of TreeHouse Foods, Inc. and one of the nation’s leading suppliers of pickles, peppers, relishes, aseptic sauces, powdered products and other specialty food products to major retailers, foodservice, bulk and ingredient and international customers. The company has a leading share of private label retail and foodservice pickle sales in the United States with pickles, peppers and relishes marketed throughout the nation. Including La Junta, the company has eleven manufacturing facilities located throughout the U.S.

FORWARD LOOKING STATEMENTS
This press release contains “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “should,” “could,” “expects,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause the company or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievement expressed or implied by these forward-looking statements. TreeHouse’s Registration Statement on Form 10 discusses some of the factors that could contribute to these differences. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made. The company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.
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